EXHIBIT 11.0

                        Computation of Earnings Per Share



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                            WEST ESSEX BANCORP, INC.
                       STATEMENT REGARDING COMPUTATION OF
                     EARNINGS PER SHARE FOR THE YEARS ENDED
                     December 31, 1999 and December 31, 1998
                (Dollars in Thousands, Except Per Share Amounts)


                                                        For the Calendar Year
                                                      --------------------------
                                                         1999          1998 (1)
                                                      ----------      ----------
Basic:
     Net income ................................      $3,043,349      $1,397,300
     Net income applicable to common stock .....      $3,043,349      $1,397,300
     Average common shares
         outstanding - basic  ..................       4,004,069       4,062,395
     Basic earnings per share ..................      $     0.76      $     0.34
Diluted:
     Net income ................................      $3,043,349      $1,397,300
                                                      ----------      ----------
     Average common shares outstanding - basic .       4,004,069       4,062,395
     Effect of dilutive securities .............           3,682              --
                                                      ----------      ----------
     Average common shares outstanding - diluted       4,007,731       4,062,395
                                                      ==========      ==========
Diluted earnings per share .....................      $     0.76      $     0.34
                                                      ==========      ==========


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(1)       The  registrant's  initial public stock offering took place on October
          2, 1998. Earnings per share is calculated based on net income for 1998 and the weighted average shares outstanding since October 2, 1998 as if such shares had been outstanding the entire fiscal year.